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                           WEIL, GOTSHAL & MANGES LLP
                         701 Brickell Avenue Suite 2100
                                 (305) 577-3100
                               FAX: (305) 374-7159

                                                                     Exhibit 5.3



                                   May 24, 2002

Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604

Ladies and Gentlemen:

                  We have acted as special Florida counsel to the entities listed on Schedule 1 hereto (collectively, the "Companies") and are issuing this opinion in connection with the authorization, execution and delivery of the Indenture dated as of May 25, 2001 among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation, Starwood Hotels & Resorts, a Maryland real estate investment trust, the Companies and Firstar Bank, N.A. (now known as U.S. Bank National Association), as Trustee (the "Agreement"). Capitalized terms defined in the Agreement and used (but not otherwise defined) herein are used herein as so defined.

                  In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Companies, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Companies and upon the representations and warranties of the Companies contained in the Agreement. As used herein, "to our knowledge" and "of which we are aware" mean the conscious awareness of facts or other information by any lawyer in our firm actively involved in the transactions contemplated by the Agreement.
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                  Based on the foregoing, and subject to the qualifications
stated herein, we are of the opinion that:

                  1. Each of the Companies is a corporation validly existing and in active status under the laws of the State of Florida.

                  2. Each of the Companies has all requisite corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder. The execution, delivery and performance of the Agreement by each of the Companies have been duly authorized by all necessary corporate action on the part of each of the Companies. The Agreement has been duly and validly executed and delivered by each of the Companies.

                  3. The execution and delivery by each of the Companies of the Agreement and the performance by the Companies of their respective obligations thereunder will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the Articles of Incorporation or by-laws of the Companies or (ii) any of the terms, conditions or provisions of any document, agreement or other instrument to which any of the Companies is a party or by which any of the Companies is bound of which we are aware and which is material to the Companies taken as a whole.

                  The opinions expressed herein are limited to the laws of the State of Florida and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                  The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

                  We hereby consent to the use of this letter as an exhibit to the Registration Statement on Form S-3 relating to the issuance of the guarantees issued by the Companies under the Agreement and to any and all references to our firm in the Registration Statement.



                                Very truly yours,


                                /s/ Weil, Gotshal & Manges LLP
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                                   SCHEDULE 1

                                FLORIDA COMPANIES

Data Marketing Associates East, Inc.

Starwood Vacation Ownership, Inc. (f/k/a Vistana, Inc.)

SVO East, Inc. (f/k/a Vistana East, Inc.)

SVO International, Inc. (f/k/a Vistana International, Inc.)

SVO Management, Inc. (f/k/a Vistana Management, Inc. (d/b/a Vistana Management, Ltd.))

SVO Trademark, Inc. (f/k/a VCH Trademark, Inc.)

SVO Pacific, Inc. (f/k/a Vistana Pacific, Inc.)

SVO Vistana Villages, Inc. (f/k/a VDI2, Inc.)

SVO West, Inc. (f/k/a Vistana West, Inc.)

Vacation Title Services, Inc.

Vacationworks, Inc.

VCH Communications, Inc.

VCH Consulting, Inc.

VCH Portfolio Services, Inc.

VCH Sales, Inc.

VCH Systems, Inc.

VCM Oaks, Inc.

Vistana Acceptance Corp.

Vistana Development, Inc. d/b/a Vistana Development, Ltd.

Vistana OP Investment, Inc.

Vistana PSL, Inc.